EXHIBIT 10.3.2
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
THIRD AMENDMENT TO MANUFACTURING AND SUPPLY AGREEMENT
FOR N-ACETYLCYSTEINE
     THIS THIRD AMENDMENT (the “Third Amendment”) to that certain Manufacturing and Supply Agreement for N-Acetylcysteine, dated as of January 15, 2002 (the “Original Agreement”), as modified by that certain Novation Agreement, dated as of January 27, 2006 (the “Novation Agreement”), as amended by that certain First Amendment to Manufacturing and Supply Agreement for N-Acetylcyesteine dated as of November 16, 2006 (the “First Amendment”) and as amended by that certain Second Amendment to Manufacturing and Supply Agreement for N-Acetylcyesteine dated as of March 25, 2008 (the “Second Amendment”) is entered into by and between CUMBERLAND PHARMACEUTICALS INC., a corporation organized and existing under the laws of Tennessee, United States (“CUMBERLAND”), and BIONICHE TEORANTA, a corporation organized and existing under the laws of Ireland (“BIONICHE”), and is effective as of April 25, 2011 (The Original Agreement, the Novation Agreement, the First Amendment, the Second Amendment and the Third Amendment are collectively referred to herein as the “Agreement”). Capitalized terms used but not defined in this Third Amendment shall have the meanings that are set forth in the Agreement.
WITNESSETH:
               WHEREAS, BIONICHE is the assignee under the Agreement of BIONICHE PHARMA GROUP LIMITED, an Affiliate thereof.
               NOW, THEREFORE, in consideration of the mutual covenants, agreements, representation and warranties contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.	Section 2.1, is amended to remove the words “all of” from second line of the first sentence.

2.	Paragraph 3.1 is amended and restated in its entirety as follows:

This Agreement shall commence on the date first above written and will continue until April 15, 2014, unless sooner terminated pursuant to Paragraph 3.2 hereof or extended pursuant to this Paragraph 3.1. The Agreement may be extended for two (2) year upon the mutual written consent of both parties; otherwise, the Agreement shall expire on such date in accordance with its terms.

3.	Paragraph 3.2 is amended by inserting the following Subparagraph 3.2(e) after Subparagraph 3.2(d):

In the event that the parties mutually agree to extend the Agreement after April 15, 2014, either party may terminate the Agreement upon twelve (12) months prior written notice to the other Party.

4.
Paragraph 5.6(b) is deleted in its entirety. Subparagraphs 5.6(c) and (d) are re-lettered as 5.6(b) and (c), respectively; and Subparagraph 5.6(d) (re-lettered 5.6(c)) is amended and restated in its entirety as follows:

(c) Notwithstanding the foregoing, CUMBERLAND may establish supply arrangements with third parties.

5.	Paragraph 5.7 is deleted in its entirety and restated in its entirety as follows:

“Minimum Purchase Quantities: CUMBERLAND shall be required to purchase [***] batches annually of the Dug Product being sold in the Territory from BIONICHE. In the event CUMBERLAND is required to procure Drug Product from other sources in accordance with Paragraph 2.7, the minimum annual purchase obligation set forth in this Paragraph 5.7 shall be decreased by the quantity that BIONICHE failed to deliver hereunder.

6.	In the Section entitled “Pricing” in SCHEDULE I, the first paragraph is hereby amended and restated as follows:

Pursuant to Paragraph 2.10(a) of the Original Agreement, the price to be paid by CUMBERLAND to BIONICHE for the Drug Products ordered from BIONICHE is as follows:

N-acetylcysteine 30 ml	US	$[***] per vial for the first [***] batches of product received annually

N-acetylcysteine 30 ml	US	$[***] for subsequent batches of product received annually
7.	In the Section entitled “Pricing” in SCHEDULE I, the second paragraph is hereby amended and restated as follows:

Beginning on January 1, 2012, BIONICHE shall have the annual right to increase price set forth above, provided, however, that such annual price increase shall not exceed the annual percentage increase for the most recent twelve (12) month period for which information is available in the Product Price Index, Pharmaceutical Preparations, Ethical (Prescription), commodity code PCU325412, issued by the Bureau of Labor Statistics, U.S. Department of Labor.

8.	In the Section entitled “Pricing” in SCHEDULE I, the following language will be added to the fourth paragraph as follows:

CUMBERLAND will have no obligation to pay any royalties that would accrue after January 23, 2011 to BIONICHE on any purchases of product manufactured by BIONICHE or by a third party contractor. Provided, however, CUMBERLAND shall pay all royalties that would accrue on or before January 23, 2011 to BIONICHE on any purchases of product manufactured by BIONICHE or by a third party contractor.

9.	In the Section entitled “Territory” in SCHEDULE III, the language shall be amended and restated as “Worldwide”.

10.	Miscellaneous.

     (a) Authorization. Each party to this Third Amendment hereby represents and warrants that the execution, delivery and performance of this Third Amendment is within the powers of such party and has been duly authorized by the party, is in accordance with all applicable laws and regulations, and this Third Amendment constitutes the valid and enforceable obligation of each party in accordance with its terms.

     (b) Effect of Third Amendment. Each party acknowledges that this Third Amendment constitutes a written instrument as contemplated by Paragraph 11.2 of the Agreement. Except as specifically amended above, the Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

     (c) Counterparts. This Third Amendment may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, and each of which shall be enforceable against the party actually executing such counterpart, and all of which shall together constitute one instrument.

(d) Titles and Subtitles. The titles and subtitles used in this Third Amendment are used for convenience only and are not to be considered in construing or interpreting this Third Amendment.

     (e) Governing Law and Dispute Resolution. This Third Amendment shall be construed in accordance with the laws of the State of New York without regard to applicable conflicts of laws provisions and any dispute, controversy, or claim arising out of or relating to this Third Amendment shall be governed by the provisions of Paragraph 11.7 of the Agreement.

(f) Severability. Should any part of this Third Amendment be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity and enforceability of the remaining portion.

IN WITNESS WHEREOF, each of the undersigned has caused this Third Amendment to be executed effective as of the date first above written.

CUMBERLAND:

CUMBERLAND PHARMACEUTICALS INC.

By:	/s/ A.J. Kazimi

Name:	A. J. Kazimi

Title:	Chief Executive Officer

BIONICHE:

BIONICHE TEORANTA

By:	/s/ Damien Kelly

Name:	Damien Kelly

Title:	Chief Financial Officer

4